Exhibit 99.1
AERT Releases Q2 Unaudited Sales of $24.8M...First Half Sales Up 12 Percent
Wednesday July 9, 8:00 am ET
SPRINGDALE, Ark., July 9, 2008 (PRIME NEWSWIRE) — Advanced Environmental Recycling Technologies, Inc. (NasdaqCM:AERT — News), a leading plastics recycler and leading manufacturer of Green building products, announced today that unaudited sales for the quarter ended June 30, 2008 were $24.8M compared to $25.7M for the same period last year. Adjusting for the Company’s recent exit from the OEM painted products market which contributed $1M of Q2 2007 revenue, overall Q2 sales were constant, while Springdale facilities saw a 14% increase in production in Q2 ’08 vs. Q2 ’07.
Unaudited revenue for the six-month period ended June 30, 2008 was up 12% to $54.2M compared to $48.5M for the same period ended 2007.
Commenting on the Company’s results, AERT CEO Joe Brooks stated, “Adjusted Q2 sales were roughly constant, while half year 2008 sales are up. With our increased focus on renovation and remodeling, we are substantially avoiding the current housing construction softness that has beset some of our competitors. Revenue from decking products is strong and the MoistureShield Green building initiative is gaining traction, both in North America and abroad. Further, with a continued focus on recycling technologies and increased distribution networks, AERT is positioned for significant competitive advantage and for strong and sustainable growth.’’
Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as “forward-looking statements’’ within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.
AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.’s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
About Advanced Environmental Recycling Technologies, Inc.
Since 1989, AERT (NasdaqCM:AERT — News) has developed recycling technologies and pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek(r) decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See http://www.choicedek.com for more information. AERT’s

MoistureShield(r) decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2008. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, with a raw materials facility in Junction, Texas and a state-of-the-art recycling facility under construction in Watts, Oklahoma. This LEED certified recycling facility is expected to be operational in the first quarter of 2009. For more information on the Company, visit http://www.aertinc.com.
The AERT, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4905
Contact:
The Birkhill Group, LLC for AERT, Inc.
David McCarthy
212-576-1515
Fax: 212-576-1117
Source: Advanced Environmental Recycling Technologies, Inc.